                                                                   Exhibit 10.5


                                             EXHIBIT 10.5 CERTAIN PORTIONS OF
                                             THIS EXHIBIT HAVE BEEN OMITTED AND
                                             FILED SEPARATELY WITH THE
                                             SECURITIES AND EXCHANGE COMMISSION
                                             PURSUANT TO A REQUEST FOR
                                             CONFIDENTIAL TREATMENT. THE SYMBOL
                                             "****" HAS BEEN INSERTED IN PLACE
                                             OF THE PORTIONS SO OMITTED.

                                    AGREEMENT

This Agreement ("Agreement") is made as of the 1st day of March, 1999, by and among MasterCard International Incorporated, a Delaware corporation having its principal place of business at 2000 Purchase Street, Purchase, NY 10577-2509 ("MasterCard") and Citibank, N.A., a national banking association, having its principal place of business at 399 Park Avenue, New York, NY 10043, Citibank (South Dakota), N.A., a national banking association having its principal place of business at 701 East 60th Street North, Sioux Falls, SD 57117, Citibank (Nevada), N.A., a national banking association having its principal place of business at 8725 West Sahara Boulevard, Las Vegas, NV 89117, Universal Bank, N.A., a national credit card bank, having its principal place of business at 200 Brookstone Centre, Columbus, GA 31904, Universal Financial Corp., a Delaware corporation having its principal place of business at 5201 Amelia Earhart Drive, Suite 1000, Salt Lake City, UT 84116, The Travelers Bank USA, a national bank, having its principal place of business at 100 Commerce Drive, Newark, DE 19713, and Travelers Bank & Trust, FSB, a federal savings bank, having its principal place of business at 100 Commerce Drive, Newark, DE 19713, for themselves and on behalf of their Affiliates as defined below and pursuant to Section 3.8 (the foregoing entities and such Affiliates being individually and collectively referred to herein as "Citibank").

WHEREAS, certain Affiliates of Citibank are members of MasterCard and are licensed by MasterCard to issue MasterCard Cards (defined below) pursuant to MasterCard's Bylaws, rules and regulations; and

WHEREAS, the parties desire to provide terms for an arrangement for Citibank to issue MasterCard as its exclusive brand for Cards (defined below), except as otherwise expressly permitted herein,

NOW, THEREFORE, the parties do hereby agree as follows:

1.       DEFINITIONS

As used herein, the following terms shall have the indicated meanings:

1.1 "Affiliate" shall mean with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term "control" (including, with its correlative meanings, "controlled by" or "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and shall additionally include relationships involving "control" within the meaning of the Bank Holding Company Act, 12 U.S.C. Section 1841 et seq.

1.2      "Brand on the Back" shall have the meaning set forth in Section 2.2.

1.3 "Card" shall mean a MasterCard card or any general purpose card, which shall mean any charge, credit, or point of sale debit program, or any combination thereof. Card shall also include the account number or alternative modes of access to the underlying credit, debit or charge account (e.g., a convenience check). Card shall not include a Diners Club or Carte Blanche card.

1.4      "Core Services" shall consist of ****.

1.5 "Issuer Fees" shall mean MasterCard issuer fees and assessments on MasterCard Volume that MasterCard imposes on its member institutions that issue MasterCard Cards, but shall not include any foreign exchange
         (FX) fees or merchant investment fees that are collected at the time of or in connection with interchange revenue received by the issuer.

1.6 "MasterCard Brand on the Back Cards" shall mean MasterCard Cards issued with Brand on the Back as set forth in Section 2.2.

1.7 "MasterCard Card" shall mean a Card containing the name, logo, hologram, or service marks of MasterCard including, without limitation, MasterCard, Maestro, Cirrus or other MasterCard brand, and shall be issued in accordance with MasterCard rules, procedures, regulations and standards in effect from time to time. However, Maestro and Cirrus Cards shall not be included within MasterCard Cards for the purpose of calculating MasterCard Volume.

1.8      "Citibank MasterCard Volume Share" shall have the meaning set forth in
         Section 3.3.

1.9 "Citibank MasterCard Volume Targets" shall mean, for each successive 12-month period during the Term commencing July 1, 1999 (each such period a "Measuring Period"), minimum Citibank MasterCard Volume in the amounts set forth on Exhibit A attached hereto.

1.10 "Other Services" shall mean all member-specific optional services as they exist today and all future optional member services provided or conducted by MasterCard in connection with any aspect of the conduct or processing of MasterCard transactions, the costs of which are charged or apportioned among participating MasterCard member institutions, other than Core Services, and shall include, without limitation, customized, user-based or member-specific services.

1.11 "Person" means an individual, corporation, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

1.12 "Standard MasterCard Pricing" shall mean the Issuer Fees that would apply to Citibank for the period in issue in the absence of this Agreement, including any incentive arrangements that would otherwise apply.

1.13 "Test Cards" shall mean a limited number of MasterCard Brand on the Back Cards issued by Citibank under the terms of Section 2.2B.

1.14 "U.S." shall mean the states of the United States of America and the District of Columbia.


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
1.15 "Volume" shall mean for the period of calculation (e.g., a calendar quarter), the aggregate U.S. dollar amount reflecting all activity on or in association with U.S.-issued Cards, such activity to include purchases of goods and services charged to U.S.-issued, consumer and commercial credit and off-line (e.g., signature-based CVM, dual message, 0200 format) debit MasterCard Cards (not including Cirrus or Maestro) the principal amount of cash advances charged to such MasterCard Cards, and other activity billed or satisfied through a MasterCard relationship (e.g., balance consolidations, payoffs) in association with the appurtenant accounts. However, Volume shall not include account fees, finance charges, delinquency, over-the-limit fees, NSF check fees, and similar penalties or charges levied by Citibank by reason of the Cardholder's payment behavior or performance of Citibank Card obligations. References to "Citibank Card Volume" shall mean the U.S. dollar amount of all such activity on all Citibank Cards (subject to Section 3.3A), without regard to brand, and references to "Citibank MasterCard Volume" shall mean the U.S. dollar amount of all such activity on Citibank MasterCard Cards, other than Maestro or Cirrus Cards.

1.16     "1998 Citibank Card Volume" shall have the meaning set forth in Section
         2.1.

2.       GENERAL OBLIGATIONS OF MASTERCARD

In consideration of Citibank's full and timely performance of this Agreement, MasterCard shall provide the following consideration to Citibank:

2.1 Standard MasterCard Pricing shall apply for the period through and including May 1, 1999. Commencing thereafter, Citibank Issuer Fees for Citibank MasterCard Volume shall be subject to the following alternative rates in lieu of Standard MasterCard Pricing, all Issuer Fees to be paid by Citibank at such intervals and in the manner provided for payment of Issuer Fees published and applicable to MasterCard members generally from time to time. These rates shall apply to Volume on Citibank MasterCard Cards issued and owned exclusively by Citibank (which, shall include co-branded Citibank MasterCard Cards in which the co-brander reserves an interest in the Citibank MasterCard Cards upon termination of the co-branding relationship but only for the duration of the Citibank/co-brander MasterCard Card issuance relationship). The rates shall remain in effect as long as Citibank MasterCard Volume for each Measuring Period is at least equal to or exceeds the Citibank MasterCard Volume Targets, and Citibank otherwise complies with all material requirements of this Agreement. In the event Citibank fails to meet any Citibank MasterCard Volume Target in any Measuring Period, the provisions of Section 3.3 shall apply. While in effect, the following rates shall also be inclusive of all MasterCard charges for Core Services and MasterCard shall make no incremental, additional charge to Citibank for any such Core Services. In addition, MasterCard shall make no material changes in the definition, nature and scope of Core Services for purposes of this Agreement without the consent of Citibank. Citibank shall be liable under MasterCard rules, regulations and Bylaws for any penalties or other charges in connection with MasterCard Card transactions under such rules, regulations and Bylaws, except as provided and in the event of an extraordinary event or circumstance requiring a cost or expense outside MasterCard's budget or reserves established for such purpose, MasterCard shall have the right to issue special assessments to Citibank on a basis proportionate to MasterCard voting rights with all other MasterCard issuers. The alternative rates shall be as follows:



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
         A. Commencing on May 1, 1999, and continuing for the period through and including the conclusion of the calendar month in which Citibank begins full implementation of the systematic conversion of Citibank Visa Cards to MasterCard Cards as plastics expire or are reissued ("Conversion Implementation Date"), Citibank's Issuer Fees shall be calculated as **** of Citibank MasterCard Volume.

         B. Effective after the Conversion Implementation Date, and continuing, if at all, until the beginning of the calendar quarter, if any, when Citibank issues the initial MasterCard Brand on the Back Card other than Test Cards (as described in Section 2.2B), Citibank's Issuer Fees shall be calculated as **** of Citibank MasterCard Volume. However, in the event Citibank issues any MasterCard Brand on the Back Card, other than Test Cards pursuant to Section 2.2B, then in lieu of the **** rate if then in effect, Citibank's Issuer Fees shall convert to the below-stated rates based on the MasterCard brand share percentage of overall Citibank Card Volume ("Conversion Thresholds"), starting with the calendar quarter in which the first such Brand on the Back Card is issued:

                                                      Citibank Rate on All
                   Volume Conversion Thresholds       Citibank MasterCard Volume
                   ----------------------------       --------------------------
                    Citibank MasterCard Volume        ****
                       is less than 60% of
                      Citibank Card Volume*

                    Citibank MasterCard Volume        ****
                         is 60% to 80% of
                      Citibank Card Volume*

                    Citibank MasterCard Volume        ****
                      is greater than 80% of
                      Citibank Card Volume*

                  *Citibank Card Volume, for purposes of this calculation, includes all Citibank Visa Card Volume, whether or not converted to MasterCard pursuant to Section 3.1.

         C.       Subject to Citibank timely providing the reports required by
                  Section 3.6, MasterCard shall perform a quarterly reconciliation of Citibank's Issuer Fees and each party agrees to promptly make an appropriate reimbursement to the other party to account for any excess sum that may have erroneously been generated in its favor as demonstrated by such reconciliation.

         D. Citibank acknowledges that outside of the U.S., Issuer Fees shall be set and established by the applicable MasterCard Board of Directors and charges for non-U.S. issued-Cards shall be subject to Issuer Fees and charges as so set and established by such Boards. Similarly, Core Services shall not be deemed to be included in non-U.S. Issuer Fees and Citibank agrees to comply with the procedures and charges for such Core Services as are established outside of the U.S.

         E. Citibank acknowledges that MasterCard shall establish fees for all Other Services (U.S. and non-U.S.) from time to time and Citibank shall comply with the procedures and charges for


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
                  Other Services as may be so established for Other Services utilized by Citibank. However, MasterCard shall not assess fees for Other Services to Citibank other than on the most favorable terms made available to other MasterCard issuers based on comparable MasterCard Volume.

         F.       ****.

2.2      A.       MasterCard shall develop and present to its Global Board of
                  Directors (the "Board"), a proposal to revise its Rules, regulations, guidelines and standards relating to Card face and reverse side design (currently set forth in Article 2 of the MasterCard Rules and applicable procedures and regulations). Such revisions shall permit Citibank to test and, subject to the test being successful in the reasonable opinion of Citibank under commercially reasonable standards and the results of the test being shared with MasterCard, issue MasterCard Brand on the Back Cards with a Citibank name or marks on the front, and the MasterCard name and marks to be depicted on only the back of the MasterCard Card, provided that the MasterCard name, hologram, and marks are depicted on the reverse side thereof, upon such reasonable conditions, rules, brand identification requirements and transition procedures as MasterCard may require for the purpose of mitigating customer confusion and maintaining MasterCard brand value, good will and the integrity of the MasterCard acceptance brand ("Brand on the Back"). If such proposal is approved, Citibank shall undertake at its expense such advertising, promotion, and education programs (excluding internal MasterCard rules changes and related communications to MasterCard members) to its customers concerning such MasterCard Brand on the Back Cards change in card design and acceptance procedures relating to the issuance, acceptance or use of Citibank MasterCard Brand on the Back Cards, as it shall consider appropriate provided such programs meet requirements adopted or authorized by the Board. The parties shall undertake to cause all MasterCard Brand on the Back
                  Cards to continue to maintain all MasterCard brand functionality. Except as otherwise provided in this Agreement, the MasterCard mark shall be the sole acceptance mark for MasterCard Brand on the Back Cards at point-of-sale and point-of-transaction. The failure of the Board to approve such MasterCard Brand on the Back proposal shall not constitute a default or breach of this Agreement by MasterCard, ****.

                           To the extent other MasterCard issuers issue
                  MasterCard Brand on the Back Cards commencing at or about the same time as Citibank commences to issue such Cards, MasterCard shall use commercially reasonable efforts to cause such other issuers to assume costs of education programs to their customers concerning such MasterCard Brand on the Back Cards.



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
         B. Prior to issuing MasterCard Brand on the Back Cards generally, and subject to the Board's approval, Citibank shall have the right to conduct such tests as it deems commercially reasonable of MasterCard Brand on the Back Cards by issuing Test Cards provided that total Test Cards shall not exceed 25,000 Cards. The provisions of Section 2.2A shall apply to the issuance of Test Cards and the conduct of the test. If, upon conclusion of the tests, Citibank elects not to issue MasterCard Brand on the Back Cards, Citibank shall replace all Test Cards not later than the reissue date of outstanding Test Card plastics, and Citibank shall not issue any additional MasterCard Brand on the Back Cards. Provided that Citibank complies with these conditions, the issuance of Test Cards and the conduct of the related tests shall not cause the pricing provisions of Section 2.1B to apply.

2.3 On or prior to November 30, 1999, MasterCard will modify the restriction of "any airline, no blackout dates" that precludes Citibank AAdvantage Card from qualifying as a World MasterCard Card program and, as applicable, a MasterCard Corporate Card program, provided that Citibank meets all program requirements of World MasterCard Card and MasterCard Corporate Card other than the requirements of "any airline, no blackout dates" on its World MasterCard Card reward feature (however, at minimum, a single airline reward feature shall be required). To the extent MasterCard so qualifies the Citibank AAdvantage Card as a World MasterCard Card program and Corporate Card program and Citibank meets the other program requirements, Citibank shall be entitled to issue such Cards with the benefits and features of such MasterCard programs.

2.4 Any and all taxes due on any payments made to MasterCard by Citibank, including but not limited to any sales, use, excise, income or similar taxes that may be due thereon, shall be apportioned, allocated, reported and remitted in accordance with MasterCard rules and regulations applicable to MasterCard members generally with respect to such transactions.

3.       CITIBANK'S BRAND EXCLUSIVITY AND OTHER OBLIGATIONS

3.1      ****.



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
3.2      A.       Citibank shall use commercially reasonable efforts to support, incent and retain all MasterCard Cards and shall maintain all MasterCard Cards as MasterCard Cards for the duration of the cardholders' relationship with Citibank during the Term of this Agreement. Additionally, in no event, and at no time during the Term (except as permitted by this Agreement), shall Citibank issue any Card other than a MasterCard Card nor convert, directly or indirectly, any MasterCard Card (without regard to when or by what entity such MasterCard Card was established, whether prior to or during the Term of this Agreement) to any Card brand other than a MasterCard Card.

         B. In the event Citibank sells or transfers any Citibank MasterCard Cards to any Person, Citibank shall at its option:
                  i) affirmatively cause the brand-maintenance obligations of
                  Section 3.2(A) to be binding upon and expressly assumed by such Person and provide in the sale agreement for MasterCard to have the right to enforce such brand-maintenance obligation directly against the purchaser/transferee (and no act or omission of Citibank shall constitute a defense thereto); or
                  ii) Citibank shall have the right to discharge the obligations of Section 3.2(A) with respect to the transferred Cards by paying to MasterCard an Exit Fee for each Card to be so transferred as follows:

                  1. In the event that subtracting the Citibank MasterCard Volume for the prior Measuring Period on the MasterCard Cards


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
                           transferred would cause Citibank's remaining Citibank MasterCard Volume for such Measuring Period to fall below the Citibank MasterCard Volume Target for such Measuring Period, the Exit Fee shall be calculated for each MasterCard Card transferred as the product obtained by multiplying: (i) the Citibank MasterCard Volume for each Card transferred for: (a) the 36-month period preceding the date of such transfer if such transfer occurs within five (5) years from the date hereof, or (b) the 24-month period preceding the date of such transfer if such transfer occurs after five (5) years from the date hereof, times (ii) the difference between the Issuer Fees charged to Citibank hereunder and the Standard MasterCard Pricing for each transferred MasterCard Card for the period in issue. If this Agreement has been in effect less than 36-months prior to the date of transfer, then the parties will extrapolate from Citibank's Citibank MasterCard Card Volume to date to determine what the Volume would be had the applicable 36-month anniversary date been reached and such figure will be used for the calculation described above.

                  2. In the event that subtracting the Citibank MasterCard Volume for the prior Measuring Period on the MasterCard Cards transferred would not cause the remaining Citibank MasterCard Volume for such Measuring Period to fall below the Citibank MasterCard Volume Target for such Measuring Period, no Exit Fee shall be required.

         MasterCard acknowledges and agrees that the Exit Fee represents MasterCard's sole remedy for Citibank's failure to cause MasterCard brand exclusivity for the transferred MasterCard Cards during the Term. Citibank acknowledges and agrees that this represents an accommodation to Citibank by MasterCard and is not intended to, and shall not, constitute a benchmark for adequate valuation or full compensation to MasterCard for the wrongful establishment of or conversion of MasterCard Cards to any other Card brand, or any other breach of this Agreement.

3.3      A.       ****.



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
         B.       ****.

         C. In the event Citibank fails to meet or maintain the Citibank MasterCard Volume Share in any calendar quarter, Citibank shall have a period of two calendar quarters to cure the failure, except that no right of cure shall apply if the Citibank MasterCard Volume Share is less than **** such calendar quarter. Citibank's failure to meet the Citibank MasterCard Volume Share (or its failure to cure, if applicable) or Citibank's failure to meet the Citibank MasterCard Volume Targets in any Measuring Period, shall constitute a material breach of this Agreement, provided that:
                  i) without limitation to MasterCard's remedies for such breach (including, but not limited to, the remedy of injunctive relief), Citibank's Issuer Fees shall revert to Standard MasterCard Pricing commencing for the calendar year in which Citibank so fails to meet the Citibank MasterCard Volume Share requirement; and ii) in the event Citibank is unable to meet the Citibank MasterCard Volume Target in any Measuring Period due entirely to economic circumstances wholly beyond the control of Citibank, such failure shall not be deemed a breach of this Agreement for the Measuring Period, but Standard MasterCard Pricing shall apply at MasterCard's option. In the event MasterCard elects to not terminate this Agreement for Citibank's breach of the foregoing requirements, MasterCard shall make available to Citibank prospectively the Issuer Fees provided in Section 2.1, provided that Citibank again meets the Citibank MasterCard Volume Share requirement at all times and fully compensates MasterCard for MasterCard's loss in transaction revenue during the period in which Citibank failed to meet such requirement and for any successive period(s) in which it fails to do so. In the event Standard MasterCard Pricing is made applicable to Citibank at any time during the Term, Citibank shall receive credit against such Standard MasterCard Pricing to the extent it has prepaid any element of Standard MasterCard Pricing for the period in issue.

3.4 Citibank agrees to abide by all present and future MasterCard rules, regulations, Bylaws, policies and guidelines in effect from time to time, including by way of example and not limitation, those relating to the identification and promotion of the Citibank MasterCard Cards as MasterCard Cards. Citibank further agrees to take no act that could reasonably be expected to have the effect of damaging MasterCard or any MasterCard brand, financial operations or revenue streams in the management or operations of MasterCard, provided, however, that neither: i) the consummation of the transactions provided for in this Agreement (including, by way of example, the issuance of MasterCard Brand on the Back Cards upon the terms provided herein); nor ii) the promotion by Citibank of any of Citibank's proprietary names, marks or systems in a manner consistent with the requirements of this Agreement and the By-Laws, rules and regulations of MasterCard, shall


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
         constitute a violation of its obligation under this sentence. MasterCard shall not knowingly adopt any rule, by-law or regulation that would meaningfully preclude or frustrate Citibank's performance of its obligations or Citibank's receipt of the benefits hereunder, without which Citibank would be deprived of the essence of what it has contracted for, and, if any proposed MasterCard rule or regulation would have such effect, Citibank shall so advise MasterCard and MasterCard shall work with Citibank to amend the proposed rule or regulation prior to its adoption to eliminate such effect. If MasterCard does not amend the proposed rule or regulation in such manner, Citibank shall have the right to terminate this Agreement pursuant to the provisions of Section 4.1A.

3.5 Except as permitted by this Agreement, Citibank shall not issue, market, operate or promote any product or service that is branded or marked with or utilizes a name, mark or system of American Express, Visa International, Visa U.S.A., Discover, JCB, or any general purpose Card-based payment system, (other than Citibank Diners Club and non-Card-based products, services or devices not labeled or promoted with any such name, mark or system) provided that the use of the acceptance mark of a regional network system (e.g., NYCE) on a Citibank Card shall not be deemed a violation hereof. However, Citibank shall have the right to enter into or maintain an agreement with American Express Travel Related Services provided that such relationship is limited exclusively to travel and/or insurance services (other than in association with a Card program) and the operation and promotion of the relationship is not done in such a manner that could reasonably be expected to: i) suggest a false origin or association of any American Express Card product or service with Citibank or any of Citibank's products, services, facilities or activities; ii) cause confusion or uncertainty about MasterCard's exclusive relationship with Citibank; or
         iii) misappropriate goodwill otherwise derived from this Agreement.

3.6 As a condition to MasterCard's obligations under Section 2.1, within fifteen (15) days following the close of each calendar quarter ("Performance Quarter"), Citibank shall report in appropriate detail in the MasterCard Program Quarterly Statistics Report and such other reports as MasterCard may reasonably request, information concerning the actual number of Cards established and converted, total Cards issued and Volume for the preceding Performance Quarter, itemized by Card brand and program. MasterCard and its designated auditors shall have the right to audit Citibank's books and records relating to any information contained in such reports by giving prior notice of the scope and nature of the review and not less than thirty (30) days notice to Citibank. Such audit shall be conducted at MasterCard's expense and shall be for the purpose of verifying such information and Citibank's compliance with this Agreement. Citibank shall cooperate, and cause the cooperation of its independent auditors and other necessary personnel, in the conduct of any such audit by MasterCard and the audit shall be done in a manner as to not unreasonably interfere with the normal business and operations of Citibank. In the event any such audit reveals a discrepancy or the overpayment or underpayment of any sums owing hereunder, the party involved shall promptly pay the other party all amounts determined by the audit to be due or owing to the other party by reason thereof. In the event such discrepancy or underpayment by Citibank exceeds ten percent of the Issuer Fees due from Citibank for any calendar quarter, Citibank shall reimburse MasterCard for the reasonable costs and expenses of the audit.

3.7 Nothing contained in this Agreement shall prohibit, preclude or limit Citibank from acting as an acquirer of merchant transactions in a manner consistent with all present and future MasterCard rules, regulations, Bylaws, policies and guidelines in effect from time to time in its merchant processing business or operations, provided that Citibank shall not discriminate against MasterCard in the conduct of such business and operations, as provided in the MasterCard By-laws.

3.8 Citibank agrees that the obligations stated herein shall be binding upon, and Citibank shall cause the express execution of the terms hereof by, any Affiliate of Citibank that now or at any time during the Term issues, acquires, markets or services any U.S.-issued Card or Card issued to any U.S. resident, within thirty (30) days of the Affiliate's commencement of such activity. However, nothing contained herein shall preclude any Citibank Affiliate from acting solely as an administrator, trustee, obligor, indenture holder, paying agent, investment advisor or similar service provider or holder of securitized receivables of a non-Affiliate provided that such Affiliate takes no part in the management or brand decision of the non-Affiliate's Card business or operations other than to exercise customary securitization functions in a manner consistent with securitization activity generally. The signatories to this Agreement shall cause all such Affiliates to affirm to MasterCard their consent to and compliance with this Agreement at such times and in such form as MasterCard may reasonably request. Citibank agrees and acknowledges that compliance with the obligations of this Agreement by all Citibank Affiliates as provided above is a material term of this Agreement.

         TERM AND TERMINATION

4.1 This Agreement shall be for a Term commencing as of the date hereof and continuing for a period through and including June 30, 2009 ("Term"), provided that the obligations set forth in Articles 5, and 6, and Sections 7.1, 7.2, 7.4 and 7.8 shall survive the expiration or termination of this Agreement, and further provided that the obligations set forth in Section 3.6 shall survive for a period of six
         (6) months after termination and Citibank shall thereafter, for as long as Citibank is a MasterCard member, make such periodic reports as are required of MasterCard members generally. Prior to the expiration of the Term, either party may terminate this Agreement by giving notice to the other party, such termination to be effective upon a date not less than 90 days after the date of such notice, under the following circumstances:

         A. Should the other party fail to observe or perform any of its obligations of this Agreement, which failure is not cured within thirty (30) days after notice thereof, or if cure cannot be effected in such time, such additional time as is necessary to cure using commercially reasonable efforts, provided that the failure of the cure period to expire shall not preclude either party from seeking an order of injunctive relief with respect to any breach or threatened breach, provided, however, that no cure right shall apply to any of the obligations stated in Section 3.3 except for the cure right provided therein; or

         B. In the event any of the following occur: (i) a party (the "defaulting party") admits in writing its inability to pay its debts generally as they become due; (ii) the defaulting party becomes insolvent (whether by balance sheet insolvency or a failure to meet obligations in the ordinary course) or makes an assignment for the benefit of creditors or calls a meeting of creditors; (iii) the defaulting party files any voluntary, or if there is filed against such party an involuntary, petition in bankruptcy under the U.S. Bankruptcy Code, or any similar state or local bankruptcy or insolvency laws (as now or in the future enacted or amended) or if the defaulting party makes an admission seeking relief as therein allowed; provided, that in the event of any involuntary petition, the defaulting party shall have a period of sixty (60) days from the date of filing thereof to discharge the same; (iv) the defaulting party consents to the appointment of a receiver for all or a substantial portion of its property or in the event such party is the subject of a takeover or extraordinary regulatory action such as a memorandum of understanding, by its applicable regulator; and/or (v) a court of competent jurisdiction assumes custody, attaches or sequesters all or a material portion of the defaulting party' property or assets, which custody, attachment or sequestration is not suspended or terminated within sixty (60) days from the inception thereof.

4.2 Citibank shall have the sole right to terminate this Agreement without penalty effective on or after November 30, 1999, in the event of a MasterCard Non-Action as contemplated by Section 2.2A, provided that, to exercise this right, Citibank must give MasterCard 90 days prior notice of its intention to so terminate. Such right to terminate shall expire, if not earlier exercised, ninety (90) days after the passing of the deadline date for the MasterCard Non-Action (if not cured during such period) that is relied upon in the notice of termination.

4.3 Citibank shall have the right to terminate this Agreement without penalty in the event the any of the following actions fail to take place as of the indicated dates: ****

4.4 The parties acknowledge that any issuance of Cards by Citibank other than MasterCard Cards except as permitted by this Agreement, any brand conversion of MasterCard Cards, any failure to meet the Citibank MasterCard Volume Targets, or any uncured failure to meet the MasterCard Volume Share requirements of Section 3.3, may cause immediate and irreparable damages to MasterCard, its brand, and its goodwill, which damage may not be fully compensable in money damages. Accordingly, MasterCard shall have the right to seek an order for injunctive relief in any court of competent jurisdiction. In connection with any such proceeding for injunctive relief, Citibank hereby waives any requirement for MasterCard to post a bond or other undertaking in connection with the application for any such relief.

4.5 The above provisions shall be in addition to all other rights and remedies provided hereunder or that such party may otherwise possess at law or in equity. In any action or proceeding pursuant to this Agreement or the subject matter hereof, the prevailing party shall be entitled to a recovery of its costs and attorney's fees from the non-prevailing party.

4.6 In the event that: (A) (i) MasterCard ceases to provide (through no act or omission of Citibank) Card services substantially similar to those services it provides as of the date hereof; (ii) MasterCard's role in the conduct and operations of Card-based payment systems generally in the United States (measured by its available industry-wide functionalities and giving consideration to association transaction volumes) is materially diminished from its role as of the date hereof;
         (iii) MasterCard ceases to be a commercially viable entity in the provision of general purpose payment systems in the U.S.; or (iv) a governmental body with legislative, rule making or judicial authority enacts a final, non-appealable rule or law or issues an order which will, in a material way, prevent Citibank from engaging in essential activities necessary for it to receive the benefits of this Agreement; and (B) as a direct result of such event or circumstance, Citibank's ability to effectively compete against similarly-situated financial institutions in consumer payments is materially and adversely affected ( (A)(i), (ii), (iii), (iv) and (B) collectively the "Industry Issues"), the parties shall meet within a period of thirty (30) days of the event or circumstance in an effort to reconsider the terms of this Agreement and resolve the Industry Issues in a mutually-agreeable manner to better enable Citibank to effectively compete in the marketplace. Senior corporate executives of the parties shall personally conduct such negotiations. In doing so, the parties shall verify and consider the severity of each Industry Issue through use of statistical and qualitative analysis. If the senior executives are unable to reach a mutually acceptable resolution within sixty (60) days, the parties shall retain a mutually-agreed upon, disinterested, recognized banking industry expert (whose fees and expenses shall be shared equally), and the parties shall evaluate alternative relationship structures and other solutions to the Industry Issues proposed by such expert on the basis of the expert's qualitative and quantitative research. The parties shall require the expert to issue the evaluation on or prior to sixty (60) days from retention. If: (i) the parties are unable to agree in good faith to an acceptable expert within a thirty (30) day period following the period for negotiations; or ii) an alternative solution proposed by the expert, or other acceptable arrangement, is not agreed to within a period of sixty (60) days from submission of the expert's final report, either party shall thereupon have the option of terminating this Agreement by giving the other party not less than thirty (30) days notice of termination, such notice to be given, if at all, within the ensuing 45-day period following the failure to agree upon an expert or the expert's final report, as applicable. The parties may, by mutual agreement, extend any of the above-referenced time periods.

4.7 In the event that either party sells all or substantially all of its assets to, or has a majority interest in its equity transferred to or obtained by any Person, the other party may terminate this Agreement upon providing ninety (90) days written notice.


5.       INDEMNIFICATION

5.1 Citibank agrees, at its own expense, to defend, protect, indemnify, and hold MasterCard, its Affiliates, and any of their directors, officers, employees and agents harmless from and against any action or threatened action, suit, claim or proceeding, whether or not well grounded, arising out of any alleged act or omission of Citibank, its or any of their employees, agents, and subcontractors relating to the subject matter of this Agreement and against any and all expenses (including reasonable attorney's fees), judgments, fines, costs, amounts paid in settlement or any loss or damage incurred by MasterCard, its Affiliates, or any of the above-named indemnified parties relating thereto. MasterCard shall give prompt notice to Citibank of any event or circumstance that it believes gives right to an obligation of indemnity and MasterCard shall cooperate with Citibank in the defense and resolution thereof.

5.2 MasterCard agrees, at its own expense, to defend, protect, indemnify and hold Citibank, and any of their directors, officers, employees and agents harmless from and against any action or threatened action, suit, claim or proceeding, whether or not well grounded, arising out of any alleged act or omission of MasterCard, its employees, agents and subcontractors relating to the subject matter of this Agreement and against any and all expenses, (including reasonable attorney's fees), judgments, fines, costs, amounts paid in settlement or any loss or damage incurred by Citibank, its Affiliates, or any of the above-named indemnified parties relating thereto. Citibank shall give prompt notice to MasterCard of any event or circumstance that it believes gives right to an obligation of indemnity and Citibank shall cooperate with MasterCard in the defense and resolution thereof.

5.3 Failure to give timely notice shall not excuse any obligation of indemnity provided that the indemnifying party obtains actual knowledge of the event or circumstance, except to the extent an indemnifying party's ability to eliminate or mitigate any claim or loss is prejudiced thereby. If an expense or cost is found to be associated with an indemnified party's failure to give timely notice to the indemnifying party, the indemnified party shall pay such expense or cost; provided, that in agreeing to pay such expense or cost the indemnified party shall not be deemed in any way to have waived its right to indemnification hereunder, net of any such expense or cost.


6.       CONFIDENTIALITY

6.1 Both parties agree that all Confidential Information of the other party, as well as the terms and conditions of this Agreement, shall be treated as confidential, shall be disclosed only to those individuals with a reasonable need to know within their organizations (provided such individuals agree to be bound by the confidentiality obligations herein), and shall not be disclosed or communicated to third parties, without the other party's prior written approval, except that each party may disclose the same to its auditors, Board members and outside counsel. "Confidential Information" means all, or any part of, and originals or copies of, any information, in whatever form embodied (e.g., oral, written, electronic) that by its nature and substance is known, or should reasonably have been known by the other party to be confidential at the time of disclosure and all similar information concerning such party's past, current, and planned products, services, fees, member institutions, concepts, methodologies, research, services, business activities, marketing plans, other proprietary information and the like. Without limitation to the generality of the foregoing, the terms of this Agreement shall be deemed to be Confidential Information.

6.2 The restrictions on the use or disclosure of Confidential Information shall not apply to any Confidential Information: (i) that is lawfully received free of restriction from another source; (ii) that is generally available to the public independent of this Agreement; (iii) that, at the time of disclosure, was already known to the recipient as evidenced by documentation in its possession which was not subject to a confidentiality obligation inuring to the benefit of the party/owner of the Confidential Information; (iv) which is ordered to be released pursuant to a court order or regulatory order or which a party, in good faith and under advice of counsel, determines is necessary or advisable to disclose in connection with any court or regulatory proceeding or threat thereof, provided that such disclosure shall be made only pursuant to an appropriate confidentiality order or protection to the extent such protection is available; or (v) which the parties agree in writing is free of such restrictions. Prior to the disclosure of Confidential Information pursuant to clause (iv) above, the disclosing party shall, to the extent reasonably practicable, provide the other party with the opportunity to contest disclosure.

6.3 The parties acknowledge that, in the event of a breach of Section 6 of this Agreement, the non-breaching party may suffer immediate and irreparable damage that cannot be fully remedied by monetary damages. Therefore, in addition to any remedy or termination right provided for hereunder, or which the non-breaching party may possess pursuant to applicable law, the non-breaching party retains the right to seek injunctive relief against any such breach in any court of competent jurisdiction and the other party hereby waives any requirement for the party commencing such proceeding to post a bond or other undertaking in connection with the application for any such relief. In the event any such breach results in a claim by any third party, the breaching party shall indemnify, defend and hold harmless the non-breaching party from any claims, damages, interest, reasonable attorneys' fees, penalties, costs, and expenses arising out of such third-party claim(s).

6.4 Neither party shall issue any public announcements or make any published statements regarding this Agreement or the subject matter hereof, without the prior written consent of the other party; provided however that the parties shall work together in good faith to develop mutually-agreed-upon responses to media inquiries concerning this Agreement. Without limiting the generality of the foregoing, MasterCard and Citibank shall work together to develop and implement an appropriate plan to inform and/or provide a copy of this Agreement to the U.S. Department of Justice.


7.       MISCELLANEOUS PROVISIONS

7.1 Unless otherwise expressly provided herein, all notices, consents or other communications required or permitted to be given pursuant to this Agreement, must be in writing and shall be deemed duly given upon hand delivery or upon receipt if sent by an overnight courier delivery service of general commercial use and acceptance (such as Airborne, Federal Express or UPS) to the following addresses or such other address as may hereafter be designated by notice given by such party:


         TO CITIBANK AT THE ADDRESSES SET FORTH ABOVE FOR NOTICE, IN EACH INSTANCE TO THE ATTENTION OF THE GENERAL COUNSEL, WITH COPY TO:



                 Citigroup, Inc.
                 153 East 53rd Street
                 New York, NY 10043
                 Attn: U.S. Consumer Banking Senior Executive

         TO MASTERCARD:

                 MasterCard International Incorporated
                 2000 Purchase Street
                 Purchase, NY 10577-2509
                 Attn: Executive Vice President, U.S. Region

         With copy to U.S. Region Counsel & Assistant General Counsel at the same address.


7.2 The obligations stated herein shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns, provided that neither party shall have the right to assign to any third party any of its rights against the other party, or the benefit hereof. If any Person acquires any interest in this Agreement or the subject matter hereof in any manner, whether by voluntary or involuntary transfer, operation of law or otherwise, such interest shall be held subject to all of the terms of this Agreement and by taking or holding such interest, such Person shall be conclusively deemed to have agreed to be bound by, and to comply with, all of the terms and obligations of this Agreement.

7.3 A failure or delay of either party to this Agreement to enforce at any time any of the provisions hereof, or the failure to exercise any right which is herein provided or to require at any time performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions of this Agreement in the event of a continuation or repetition of the circumstances which gave rise to such right. Except as otherwise expressly provided herein, no waiver shall be effective unless made in writing. No action, conduct or course of dealing by either party hereto, and no failure, refusal or restraint from taking any action by either party hereto, shall constitute any amendment, modification, supplement or other change to any of the terms, conditions or provisions of this Agreement.

7.4 If one or more of the provisions contained herein shall, for any reason, be held by a court of competent jurisdiction to be unenforceable or invalid in any respect under the law of any state or of the United States of America, such unenforceability or invalidity shall not affect any other provision of this Agreement, and this Agreement shall then be construed as if such unenforceable or invalid provisions had never been contained herein and the parties shall immediately commence negotiations in good faith to reform this Agreement to make alternative provisions herein that reflect the intentions and purposes of the severed provisions in a manner that does not run afoul of the basis for such unenforceability or invalidity. However, in the event Section 3.3, or any part thereof, is so held unenforceable or invalid and severed from this Agreement, and the parties are unable to so reform this Agreement within a period of six
         (6) months from the date of final, unappealable declaration of unenforceability or invalidity, MasterCard shall have the right to terminate this Agreement within the succeeding 90-day period by giving not less than 90 days notice of termination to Citibank during such 90-day period.

7.5 The captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.6 Neither party shall be held responsible for any delay or failure in performance to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control, that was not reasonably foreseeable or avoidable, and without the fault or negligence and/or lack of diligence of the delayed party ("force majeure condition"). If any force majeure condition occurs, the party delayed or unable to perform shall give written notice to the other party, stating the nature of the force majeure condition, the steps the party has or will take to minimize the effect of that condition, and the amount of time the delay is expected to last. Thereafter, the time to perform the acts or obligations that were delayed by such condition (and any corresponding acts or obligations of the non-delayed party) shall be extended by the length of time the force majeure condition endured, provided the delayed party has used best efforts to overcome or resolve the force majeure condition, further, provided, however, that the non-delayed party shall have the right to terminate this Agreement if such force majeure condition endures for more than one hundred forty (140) days upon providing at least thirty (30) days written notice to the delayed party.

7.7 This Agreement evidences the entire agreement and understanding between MasterCard and Citibank with respect to the transactions contemplated hereby and supercedes all prior agreements between the parties. All prior agreements between Citibank and MasterCard including, but not limited to, that certain agreement between Universal Card Services Corp and MasterCard made as of November 3, 1998 ("UCS Agreement"), are hereby superceded and merged herein, provided, however, that: (i) the obligations set forth in Section 2.5 and 8 of the UCS Agreement and, if this Agreement is terminated, then the obligations set forth in Section 3; and ii) any other surviving obligations of any other agreements (to the extent not in direct conflict with any provision hereof) shall so survive and continue as independent obligations of the parties hereto. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

7.8 This Agreement and the respective rights and obligations of the parties hereto shall be governed to the laws of the State of New York, excluding any "conflict of laws" or similar provisions that would mandate or permit application of the substantive law of any other jurisdiction. Any action or proceeding to enforce this Agreement or any obligation stated herein shall be commenced and prosecuted, if at all, only in a federal or state court located within the State of New York and each party hereby irrevocably agrees to consent to jurisdiction in any such court and to accept process in such action in the manner set forth for notices herein. IN ANY ACTION OR PROCEEDING OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY NOW HAVE OR HEREAFTER POSSESS TO A TRIAL BY JURY.

7.9 Both parties agree at all times to comply with all applicable laws and regulations applicable to the performance of this Agreement. The parties shall perform all services hereunder as independent contractors, and nothing contained herein shall be deemed to create any employment, partnership, or relationship of principal and agent or master and servant between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to bind or create any duty or obligation on behalf of the other party.

7.10 This Agreement is the product of negotiations between the parties hereto and their respective counsel. No provision or section of this Agreement shall be read, construed or interpreted for or against either party by reason of ambiguity of language, rule of construction against the draftsman, or any similar doctrine.

7.11 This Agreement may be executed in one or more counterparts, each of which, taken together, shall constitute but one original document.


         IN WITNESS WHEREOF, a duly authorized representative of each of the parties has executed this Agreement in duplicate, as of the date last signed below.

MASTERCARD INTERNATIONAL INCORPORATED     CITIBANK (SOUTH DAKOTA), N.A.


/s/ Robert W. Selander                    /s/ Thomas Jones
-------------------------------------     --------------------------------------
By:                                       By: Thomas Jones
Title:                                    Title
Date:                                     Date:


CITIBANK, N.A.                            CITIBANK (NEVADA), N.A.
--------------                            -----------------------


/s/ Brian Ruder                           /s/ Robert Clark
-------------------------------------     --------------------------------------
By: Brian Ruder                           By: Robert Clark
Title: Executive Vice President           Title: Vice President/Chief Executive
                                                 Officer
Date: 2/26/99                             Date:


UNIVERSAL BANK, N.A.                      UNIVERSAL FINANCIAL CORP.
--------------------                      -------------------------


/s/ Meridith A. Jarrell                   /s/ Wallace M. Jensen
-------------------------------------     --------------------------------------
By: Meridith A. Jarrell                   By: Wallace M. Jensen
Title: President and COO                  Title: President & CEO
Date: February 25, 1999                   Date: February 25, 1999


TRAVELERS BANK & TRUST, F.S.B.            THE TRAVELERS BANK U.S.A



/s/ E. J. Gabriel                         /s/ E. J. Gabriel
-------------------------------------     --------------------------------------
By: E. J. Gabriel                         By: E. J. Gabriel
Title:  Vice President                    Title: Vice President


CITIBANK ALLIANCE 26

          EXHIBIT A - MINIMUM MASTERCARD VOLUME TARGETS (IN $ BILLIONS)


MEASURING
PERIOD*        7/99-6/00**  7/00-6/01  7/01-6/02  7/02-6/03  7/03-6/04  7/04-6/05  7/05-6/06  7/06-6/07  7/07-6/08  7/08-6/09
-------        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
MASTERCARD         62          100        141        183        194        205        216        228        240        254
VOLUME TARGET



----------
*        Initial Measuring Period commences as of July 1, 1999